IDEXX Laboratories Announces First Quarter Results

WESTBROOK, Maine, April 21, 2011 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenues for the first quarter of 2011 increased 9% to $292.7 million, from $268.5 million for the first quarter of 2010. Organic revenue growth, as defined below, was 8%. Earnings per diluted share ("EPS") for the quarter ended March 31, 2011 increased 13% to $0.62, compared to $0.55 for the same period in the prior year.

Organic revenue growth excludes the impact of changes in foreign currency exchange rates, which increased revenue growth by 1%, and revenue from acquisitions subsequent to December 31, 2009, which increased revenue growth by less than one percent.

"Overall for the quarter, our revenue growth was solid and our strong earnings growth was slightly above our expectations in January," stated Jonathan Ayers, Chairman and Chief Executive Officer. "In an economic environment that remains challenging, our 8% organic revenue growth is a testament to our success in continued innovation and strong commercial execution across our markets around the world. Earnings were slightly ahead of our expectation in January largely due to somewhat higher revenues, particularly in instrument consumables, livestock and poultry diagnostic kits and laboratory services, as well as our achievement of operating efficiencies."

"Market response to our ProCyte Dx® hematology analyzer, launched in the third quarter of last year, continues to be very positive with 235 placements in the first quarter. ProCyte Dx® provides reference lab quality test results in just two minutes and is a key enabler of our real-time care strategy, working seamlessly with our Catalyst Dx® chemistry analyzer. Our pace of innovation continues this month with the launch of a new SNAP® test kit, SNAP® fPL™, an in-clinic test that will help veterinarians rule in or rule out pancreatitis in cats in just ten minutes. This test can be used in conjunction with our Spec fPL® test run in the reference labs, which permits further diagnosis and refinement of treatment options."

"Continued stable market conditions, coupled with our solid first quarter results and recent weakening of the U.S. dollar, lead us to increase our earnings guidance for 2011, while we maintain our organic revenue growth outlook of 7-8%."

Revenue Performance

Please refer to the table below entitled "Revenues and Revenue Growth Analysis by Product and Service Categories" in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the first quarter of 2011 were $240.6 million compared to $221.4 million for the first quarter of 2010. Changes in foreign currency exchange rates contributed 1% to revenue growth. Organic revenue growth of 7% was due primarily to increased sales volume and sales prices in our reference laboratory diagnostic and consulting services business and increased sales volumes of IDEXX VetLab® instruments and consumables driven primarily by sales of ProCyte Dx®, our new hematology analyzer introduced in the third quarter of 2010, and higher sales volume of consumables used with our Catalyst Dx® analyzer.

Water. Water segment revenues for the first quarter of 2011 were $19.0 million compared to $17.9 million for the first quarter of 2010. Changes in foreign currency exchange rates contributed 2% to revenue growth. Organic revenue growth of 5% was due primarily to higher Colilert® and Quanti-Tray® product sales volume, partly offset by lower average unit sales prices for these products.

Livestock and Poultry Diagnostics. Livestock and Poultry Diagnostics ("LPD") revenues for the first quarter of 2011 were $23.9 million compared to $19.9 million for the first quarter of 2010. Organic revenue growth of 20% was the result of higher sales volumes of certain bovine tests, partly offset by lower average unit sales prices due to increasing competitive pressures.

Additional Operating Results for the First Quarter

Gross profit for the first quarter of 2011 increased $12.6 million, or 9%, to $154.9 million from $142.4 million for the first quarter of 2010. As a percentage of total revenue, gross profit remained at 53% as higher average unit sales prices in our reference laboratory diagnostic and consulting services business and operational efficiencies achieved from increased sales volume of our livestock and poultry diagnostic tests were essentially offset by higher freight costs as a result of rising fuel prices and the net unfavorable impact of changes in foreign currency exchange rates, due primarily to higher hedging losses.

Research and development ("R&D") expense for the first quarter of 2011 was $17.8 million, or 6% of revenue, compared to $16.7 million, or 6% of revenue for the first quarter of 2010. The increase in R&D expense resulted primarily from an overall increase in compensation and benefit costs. Selling, general and administrative ("SG&A") expense for the first quarter of 2011 was $83.6 million, or 29% of revenue, compared to $77.2 million, or 29% of revenue, for the first quarter of 2010. The increase in SG&A expense resulted primarily from an overall increase in compensation and benefit costs.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three months ended March 31, 2011.

Outlook for 2011

The Company provides the following updated guidance for the full year of 2011. This guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at its current level for the balance of 2011. Fluctuations in foreign currency exchange rates from current levels could have a significant positive or negative impact on our actual results of operations for 2011.

  Revenues are expected to be $1.205 to $1.215 billion, which represents reported revenue growth of 9 to 10% and organic revenue growth of 7 to 8%. The increase in reported revenue growth compared to our previous guidance is due primarily to changes in foreign currency exchange rates, reflecting a weakening of the U.S. dollar relative to certain other currencies since the date of our previous guidance.
  EPS are expected to be $2.66 to $2.71, compared to our previous guidance of $2.62 to $2.68. This increase in guidance, and a modest tightening of our range toward the high end, reflects business performance in the first quarter that was slightly above our expectations, as well as the favorable impact of changes in foreign currency exchange rates. These factors more than offset a modest unfavorable impact caused by a projected higher average share count for the year.
  Our total capital expenditure plan for 2011 is approximately $50 million.
  Free cash flow is expected to be approximately 115% of net income.(1)

(1) Free cash flow is a non-U.S. GAAP measure. It indicates the cash generated from operations and tax benefits attributable to stock option exercises, reduced by investments in fixed assets. We feel free cash flow is a useful measure because it indicates the amount of cash the operations of the business are generating after appropriate reinvestment in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations. With respect to this particular forward-looking projection, the Company is unable to provide a quantitative reconciliation at this time as the inputs to the measurement are difficult to predict and estimate, and are primarily dependent on future events.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 10:00 a.m. (eastern) to discuss its first quarter results and management's outlook. To participate in the conference call, dial 1-651-291-0344 or 1-800-288-8961 and reference confirmation code 199168. An audio replay will be available through April 29, 2011 by dialing 1-320-365-3844 and referencing replay code 199168.

The call will also be available via live or archived Webcast on the IDEXX Laboratories' web site at www.idexx.com.

Annual Meeting

IDEXX Laboratories, Inc. today announced that it will host a simultaneous Webcast of its Annual Meeting of Stockholders, to be held on Wednesday, May 4, 2011, at 10:00 a.m. (eastern) at IDEXX Laboratories, One IDEXX Drive, Westbrook, Maine.

Chairman and Chief Executive Officer, Jonathan Ayers will chair the meeting. Investors may listen to live audio of the Annual Meeting and view a presentation via a link on the Company's web site, www.idexx.com. An archived edition of the meeting will be available after 1:00 p.m. (eastern) on that day via the same link.

About IDEXX Laboratories

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 4,800 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve economies of scale in its worldwide network of laboratories;the impact of a weak economy on demand for the Company's products and services; the effectiveness of the Company's sales and marketing activities; the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the Company's ability to manufacture complex biologic products; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of competition, technological change, and veterinary hospital consolidation on the markets for the Company's products; changes or trends in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; the impact of the Company's inexperience in the human point-of-care market; the effects of operations outside the U.S., including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company's operations due to natural disasters or system failures; the loss of key employees; class action litigation due to stock price volatility; the effect on the Company's stock price if quarterly or annual operations results do not meet expectations of market analysts or investors in future periods; and potential exposures related to our worldwide provision for income taxes. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, in the section captioned "Risk Factors."

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2011	2010
Revenue:	Revenue	$ 292,672	$ 268,525
Expenses and
Income:	Cost of revenue	137,747	126,164
	Gross profit	154,925	142,361
	Sales and marketing	50,985	44,416
	General and administrative	32,596	32,808
	Research and development	17,812	16,709
	Income from operations	53,532	48,428
	Interest expense, net	359	312
	Income before provision for income taxes	53,173	48,116
	Provision for income taxes	16,567	15,088
Net Income:	Net income	$ 36,606	$ 33,028
	Less: Noncontrolling interest in subsidiary's (losses) earnings	(6)	2

	Net income attributable to stockholders	$ 36,612	$ 33,026
	Earnings per share: Basic	$ 0.64	$ 0.57
	Earnings per share: Diluted	$ 0.62	$ 0.55
	Shares outstanding: Basic	57,457	58,033
	Shares outstanding: Diluted	59,090	60,029

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended
		March 31,	March 31,
		2011	2010
Operating	Gross profit	52.9%	53.0%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	28.6%	28.8%
revenue):	Research and development expense	6.1%	6.2%
	Income from operations(1)	18.3%	18.0%

International	International revenue (in thousands)	$ 122,571	$ 108,659
Revenue:	International revenue as percentage of
	total revenue	41.9%	40.5%

(1) The sum of individual items may not equal the total due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2011	2010
Revenue:	CAG	$ 240,589	$ 221,417
	Water	18,965	17,864
	LPD	23,939	19,941
	Other	9,179	9,303
	Total	292,672	$ 268,525

Gross Profit:	CAG	$ 123,351	$ 113,743
	Water	11,391	11,575
	LPD	16,547	13,208
	Other	3,742	4,373
	Unallocated	(106)	(538)
	Total	$ 154,925	$ 142,361

Income from
Operations:	CAG	$ 42,972	$ 40,822
	Water	6,947	7,512
	LPD	7,150	4,578
	Other	(550)	550
	Unallocated	(2,987)	(5,034)
	Total	$ 53,532	$ 48,428

Gross Profit
(as a percentage
of revenue):	CAG	51.3%	51.4%
	Water	60.1%	64.8%
	LPD	69.1%	66.2%
	Other	40.8%	47.0%

Income from
Operations
(as a percentage
of revenue):	CAG	17.9%	18.4%
	Water	36.6%	42.1%
	LPD	29.9%	23.0%
	Other	(6.0%)	5.9%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Three Months Ended
Net Revenue	March 31, 2011	March 31, 2010	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth (3)

CAG	$240,589	$221,417	$19,172	8.7%	1.3%	0.1%	7.3%
Water	18,965	17,864	1,101	6.2%	1.5%	-	4.7%
LPD	23,939	19,941	3,998	20.0%	-	-	20.0%
Other	9,179	9,303	(124)	(1.3%)	1.2%	-	(2.5%)
Total	$292,672	$268,525	$24,147	9.0%	1.2%	-	7.8%

Three Months Ended
Net CAG Revenue	March 31, 2011	March 31, 2010	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth(3)

Instruments and consumables	$93,887	$83,382	$10,505	12.6%	1.6%	-	11.0%
Rapid assay products	38,617	39,443	(826)	(2.1%)	0.5%	-	(2.6%)
Reference laboratory diagnostic and consulting services	89,128	79,840	9,288	11.6%	1.5%	0.1%	10.0%
Practice information management systems and digital radiography	18,957	18,752	205	1.1%	0.6%	-	0.5%
Net CAG revenue	$240,589	$221,417	$19,172	8.7%	1.3%	0.1%	7.3%

(1) The percentage change from currency is a non-U.S. GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended March 31, 2011 and the same period of the prior year applied to foreign currency denominated revenues for the three months ended March 31, 2011.

(2) Represents the percentage change in revenue during the three months ended March 31, 2011 compared to the three months ended March 31, 2010 attributed to incremental revenues from acquisitions subsequent to December 31, 2009.

(3) Organic revenue growth is a non-U.S. GAAP measure and represents the percentage change in revenue during the three months ended March 31, 2011 compared to the three months ended March 31, 2010 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		March 31,	December 31,
		2011	2010
Assets:	Current Assets:
	Cash and cash equivalents	$ 153,459	$ 156,915
	Accounts receivable, net	137,551	120,080
	Inventories	127,054	127,885
	Other current assets	47,377	55,711
	Total current assets	465,441	460,591
	Property and equipment, net	202,748	201,725
	Other long-term assets, net	241,289	234,828
	Total assets	$ 909,478	$ 897,144
Liabilities and
Stockholders'
Equity:	Current Liabilities:
	Accounts payable	$ 23,334	$ 22,669
	Accrued expenses	107,650	118,598
	Debt	127,467	129,862
	Deferred revenue	14,119	13,983
	Total current liabilities	272,570	285,112
	Long-term debt, net of current portion	3,194	3,418
	Other long-term liabilities	36,806	34,333
	Total long-term liabilities	40,000	37,751

	Total stockholders' equity	596,868	574,235
	Noncontrolling interest	40	46
	Total equity	596,908	574,281
	Total liabilities and stockholders' equity	$ 909,478	$ 897,144

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		March 31,	December 31,	September 30,	June 30,	March 31,
		2011	2010	2010	2010	2010
Selected
Balance Sheet	Days sales outstanding (1)	40.2	38.7	41.9	41.8	41.7
Information:	Inventory turns (2)	1.8	1.8	1.7	1.9	2.0

(1) Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

(2) Inventory turns represents inventory-related cost of product sales for the 12 months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2011	2010
Operating:	Cash Flows from Operating Activities:
	Net income	36,606	33,028
	Non-cash charges	18,929	16,937
	Changes in current assets and liabilities	(23,299)	(27,442)
	Tax benefit from exercises of stock options and vesting of restricted stock units	(7,018)	(3,318)
	Net cash provided by operating activities	$ 25,218	$ 19,205
Investing:	Cash Flows from Investing Activities:
	Purchase of property and equipment	(9,575)	(8,473)
	Proceeds from disposition of pharmaceutical product lines	3,000	-
	Proceeds from sale of property and equipment	82	27
	Acquisitions of intangible assets	-	(144)
	Net cash used by investing activities	$ (6,493)	$ (8,590)
Financing:	Cash Flows from Financing Activities:
	(Payments) borrowings on revolving credit facilities, net	(2,487)	38,523
	Payment of other notes payable	(210)	(200)
	Purchase of treasury stock	(39,940)	(57,728)
	Proceeds from the exercise of stock options and employee stock purchase plans	12,169	6,483
	Tax benefit from exercise of stock options and vesting of restricted stock units	7,018	3,318
	Net cash used by financing activities	$ (23,450)	$ (9,604)
	Net effect of changes in exchange rates on cash	1,269	(1,385)
	Net decrease in cash and cash equivalents	(3,456)	(374)
	Cash and cash equivalents, beginning of period	156,915	106,728
	Cash and cash equivalents, end of period	$ 153,459	$ 106,354

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)
		Three Months Ended
		March 31,	March 31,
		2011	2010
Free Cash
Flow:	Net cash provided by operating activities	$ 25,218	$ 19,205
	Financing cash flows attributable to tax benefits from exercise of stock options
	and vesting of restricted stock units	7,018	3,318
	Purchase of property and equipment	(9,575)	(8,473)
	Free cash flow	$ 22,661	$ 14,050

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended
	March 31,	March 31,
	2011	2010
Share repurchases during the period	538	1,092
Average price paid per share	$ 74.21	$ 52.88

Shares remaining under repurchase authorization as of March 31, 2011:	3,268

Share repurchases does not include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.

Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155